FIRST AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT dated as of June 25, 2018, to the Distribution Agreement, dated as of December 20, 2017 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of its series, the CrossingBridge Funds, and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor.”)

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the CrossingBridge Long/Short Credit Fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A	QUASAR DISTRIBUTORS, LLC

By: /s/ John P. Buckel	By: /s/ James R. Schoenike
Name: John P. Buckel	Name: James R. Schoenike
Title: President	Title: President

Amended Exhibit A to the Distribution Agreement –
Trust for Professional Managers - CrossingBridge

Series of Trust for Professional Managers – Distribution Agreement

CrossingBridge Low Duration High Yield Fund
CrossingBridge Long/Short Credit Fund